Shareholder meeting results (unaudited)

November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

                              Votes for                       Votes withheld
Ravi Akhoury                14,496,449                           458,007
Jameson A. Baxter           14,501,242                           453,214
Charles B. Curtis           14,498,678                           455,778
Robert J. Darretta          14,497,272                           457,184
Myra R. Drucker             14,501,685                           452,771
John A. Hill                14,496,109                           458,347
Paul L. Joskow              14,498,991                           455,465
Elizabeth T. Kennan         14,481,607                           472,849
Kenneth R. Leibler          14,495,352                           459,104
Robert E. Patterson         14,502,357                           452,099
George Putnam, III          14,507,778                           446,678
Robert L. Reynolds          14,499,371                           455,085
W. Thomas Stephens          14,499,859                           454,597
Richard B. Worley           14,495,181                           459,275

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for         Votes against     Abstentions      Broker Non-Votes
9,433,076           253,300            381,307          4,886,773





All tabulations are rounded to the nearest whole number.